Exhibit 99.1

For more information, contact:
David Flanery
Chief Financial Officer
502-261-4753

PAPA JOHN’S REPORTS SECOND
QUARTER 2007 EARNINGS

2007 Earnings Guidance Updated

Highlights

•                  Second quarter earnings per diluted share of $0.23 in 2007 vs. $0.46 in 2006 ($0.40 in 2007 vs. $0.34 in 2006, excluding the consolidation of the company’s franchisee-owned cheese purchasing entity, BIBP Commodities, Inc. (BIBP))

•                  46 net Papa John’s restaurant openings worldwide during the quarter

•                  Domestic system-wide comparable sales decrease of 1.1% for the quarter

•                  Worldwide system sales increase of 2.1% for the quarter

•                  Earnings guidance for 2007 increased to a range of $1.56 to $1.60 per diluted share, excluding the impact of consolidating BIBP’s results

Louisville, Kentucky (August 7, 2007) — Papa John’s International, Inc. (NASDAQ: PZZA) today announced revenues of $256.3 million for the second quarter of 2007, representing an increase of 6.1% from revenues of $241.6 million for the same period in 2006. Net income for the second quarter of 2007 was $7.0 million, or $0.23 per diluted share (including an after-tax loss of $5.3 million, or $0.17 per diluted share, from the consolidation of the results of the franchisee-owned cheese purchasing company, BIBP Commodities, Inc. (BIBP), a variable interest entity), compared to last year’s second quarter net income of $15.3 million, or $0.46 per diluted share (including an after-tax gain of $4.0 million, or $0.12 per diluted share, from the consolidation of BIBP).

Revenues were $516.9 million for the six months ended July 1, 2007, representing an increase of 6.8% from revenues of $483.9 million for the same period in 2006. Net income for the six months ended July 1, 2007 was $20.2 million, or $0.66 per diluted share (including a net loss of $5.5 million or $0.18 per diluted share, from the consolidation of BIBP), compared to last year’s net income of $31.3 million, or $0.93 per diluted share (including net income of $7.4 million, or $0.22 per diluted share, from the consolidation of BIBP).

“While disappointed with our negative comps for the second quarter, I am proud of how our system performed during the quarter in a very challenging competitive and cost environment,” commented Papa John’s president and chief executive officer, Nigel Travis. “If you look at the second quarter on a historical basis, our domestic system has posted industry-leading 3.6% positive comparable sales on a two-year combined basis and 9.7% on a three-year basis. We have also put strong cost control measures in place to manage through a very challenging cost environment for the remainder of the year, while continuing to make good progress in net new restaurant openings and growing our international business.”

Revenues Comparison

Consolidated revenues were $256.3 million for the second quarter, an increase of $14.7 million or 6.1%, over the corresponding 2006 period. The increase in revenues was principally due to a $14.2 million increase in domestic company-owned restaurant revenues, reflecting the acquisition of 54 restaurants during the last five months of 2006 and the acquisition of 19 restaurants during the first six months of 2007, partially offset by the quarter’s decrease in comparable sales. Other sales increased $5.2 million due to expanded commercial volumes at our print and promotions operations. Commissary sales declined $4.7 million principally due to lower prices on certain commodities, primarily cheese.  The average equivalent block price per pound of cheese as sold from BIBP to PJ Food Service was $1.379 for the second quarter of 2007 as compared to $1.482 for the same quarter of the prior year.

For the six-month period ending July 1, 2007, consolidated revenues increased $32.9 million, or 6.8%, principally due to the reasons mentioned above.

Operating Results and Cash Flow

Operating Results

Our pre-tax income from continuing operations for the second quarter of 2007 was $11.1 million, compared to $24.2 million for the corresponding period in 2006. For the six months ended July 1, 2007, pre-tax income was $31.8 million compared to $49.0 million for the corresponding period of 2006. Excluding the impact of the consolidation of BIBP, second quarter 2007 pre-tax income from continuing operations was $19.4 million, an increase of $1.5 million (8.4%) over 2006 comparable results of $17.9 million, and pre-tax income for the six months ended July 1, 2007 was $40.5 million, an increase of $3.2 million (8.6%) over the 2006 comparable results of $37.3 million. The increases of $1.5 million and $3.2 million in pre-tax income from continuing operations for the three- and six-month periods ended July 1, 2007, respectively (excluding the consolidation of BIBP), are principally due to the following (analyzed on a segment basis

— see the Summary Financial Data table that follows for the reconciliation of segment income to consolidated income below):

•                  Domestic Company-owned Restaurant Segment. Domestic company-owned restaurants’ operating income decreased $614,000 and $1.7 million for the three- and six-month periods ended July 1, 2007, respectively, primarily due to the impact of negative comparable sales, an increase in salaries for our general and assistant managers and the impact of minimum wage increases in certain states, partially offset by a $594,000 pre-tax gain associated with the termination of a lease agreement in the second quarter of 2007.

•                  Domestic Commissary Segment. Domestic commissaries’ operating income decreased approximately $595,000 for the second quarter of 2007 principally due to an increase in delivery, utility and labor costs. Operating income increased $2.1 million for the six-month period ended July 1, 2007 due to increased volumes of higher-margin fresh dough products and improved margin from other commodities during the first quarter of 2007, partially offset by an increase in delivery, utility and labor costs.

•                  Domestic Franchising Segment. Domestic franchising operating income decreased $672,000 and $643,000 for the three- and six-month periods ended July 1, 2007, respectively, principally due to a decline in royalties as a result of our previously mentioned acquisition of franchised restaurants during the last five months of 2006 and the first half of 2007.

•                  International Segment. The international operating results, which excludes the Perfect Pizza operations in the United Kingdom that were sold in March 2006, reported losses of $2.0 million and $4.4 million for the three- and six-month periods of 2007, respectively, compared to losses of $2.4 million and $4.8 million, respectively, in the same periods of the prior year. The improvements in operating results were due to the prior year results including a $470,000 charge incurred in the second quarter related to costs associated with management reorganization with one of our international operating units. Increased current year revenues due to growth in number of units and unit volumes were substantially offset by increased personnel and infrastructure investment costs.

•                  All Others Segment. The operating income for the “All others” reporting segment increased approximately $461,000 to $1.7 million for the second quarter of 2007 and was $2.7 million for the first six months of 2007, which was substantially the same as the comparable period in the prior year. The increase in the second quarter operating income was primarily due to an improvement in the operating results of our print and promotions operations reflecting an increase in our sales to commercial customers, and reversing a comparable shortfall in sales and operating income for this business in the first quarter.

•                  Unallocated Corporate Segment. Unallocated corporate expenses decreased approximately $2.5 million and $3.0 million for the three- and six-month periods ended July 1, 2007, respectively, as compared to the corresponding periods of 2006. The decreases are primarily due to lower general and administrative costs, including management incentives (as more fully discussed below), health insurance and legal costs. In addition, the company collected $650,000, which had previously been reserved, from Papa Card, Inc., a nonstock, nonprofit corporation, which administers the Papa John’s gift card program. These decreases were partially offset by increased marketing efforts, including our previously disclosed multi-year deals with Six Flags, Inc. and Live Nation.

The following table summarizes our recorded expense associated with our management incentive programs:

	Three Months Ended		Six Months Ended
	Jun-07	Jun-06	Jun-07	Jun-06

Stock option expense	$889	$1,184	$1,855	$1,882
Restricted stock	185	48	248	48
Performance unit plan	(652)	565	(150)	1,353
Management incentive bonus plan	125	1,966	1,750	3,952
Total expense	$547	$3,763	$3,703	$7,235

The decrease in the executive performance unit incentive plan expense was primarily due to the units forfeited by our Founder Chairman due to a change in status from an employee director of the company to a non-employee director.

The annual management incentive bonus plan is based on the company’s annual operating income performance and certain sales measures as compared to pre-established targets. The decrease in the expense for the three- and six-month periods in 2007 as compared to the corresponding prior year periods was principally due to updated sales and operating income projections for the full year and the transition of the Founder Chairman to a non-employee director status.

Net interest expense, which is included in the unallocated corporate segment, increased approximately $1.2 million and $2.4 million for the three- and six-month periods ended July 1, 2007, respectively, as compared to the corresponding 2006 period, principally due to a higher average debt balance resulting from our share repurchase program and franchise restaurant acquisitions during the last twelve months. The increase in net interest costs was offset, in this operating segment, by an increase in allocations to the operating units for the three and six months ended July 1, 2007, as compared to the corresponding periods of 2006, partially due to an increase in the number of company-owned restaurants that are supported.

The effective income tax rate was 36.9% and 36.6% for the three and six months ended July 1, 2007, respectively, and 37.0% for the same periods in 2006.

Cash Flow

Cash flow from continuing operations was $26.2 million in the first six months of 2007 as compared to $37.2 million for the comparable period in 2006. The consolidation of BIBP decreased cash flow from operations by approximately $8.7 million in 2007 and increased cash flow from operations by approximately $11.7 million in 2006. Excluding the impact of the consolidation of BIBP, cash flow from continuing operations increased $9.4 million in the first six months of 2007 as compared to the corresponding 2006 period, primarily due to an increase in net income as described above.

Form 10-Q Filing

See the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of our quarterly report on Form 10-Q filed with the Securities and Exchange Commission for additional information concerning our operating results and cash flow for the three- and six-month periods ended July 1, 2007.

Comparable Sales, System-wide Sales and Unit Count

Domestic system-wide comparable sales for the second quarter decreased 1.1% (composed of a 1.5% decrease at company-owned restaurants and a 0.9% decrease at franchised restaurants). Domestic system-wide comparable sales for the six months ended July 1, 2007 decreased 0.4% (composed of a 0.4% decrease at both company-owned and franchised restaurants). Comparable sales percentage represents the change in year-over-year sales for the same base of restaurants for the same calendar quarter.

Worldwide system sales increased 2.1% to $527.1 million for the second quarter of 2007 and increased 3.1% to $1.07 billion for the six months ended July 1, 2007 as compared to the same periods of the prior year. The following table summarizes system-wide sales for the three- and six-month periods ended July 1, 2007, and the comparable 2006 periods on an actual U.S. dollar basis (dollars in thousands):

	Three Months Ended			Six Months Ended
			Percentage			Percentage
	July 1,	June 25,	Increase	July 1,	June 25,	Increase
	2007	2006	(Decrease)	2007	2006	(Decrease)

Domestic:
Company-owned	$119,633	$105,424	13.5%	$241,677	$212,164	13.9%
Franchised	364,127	378,142	(3.7)%	740,475	757,209	(2.2)%
Total Domestic	483,760	483,566	0.0%	982,152	969,373	1.3%
International	43,360	32,795	32.2%	83,507	63,754	31.0%
Total System-wide Sales	$527,120	$516,361	2.1%	$1,065,659	$1,033,127	3.1%

During the second quarter of 2007, 47 domestic restaurants (nine company-owned and 38 franchised) were opened, including 13 franchised units in Live Nation amphitheaters under our recently announced agreement.  Additionally, 18 international franchised restaurants were opened, while 17 domestic and two international franchised restaurants were closed, resulting in 46 net openings worldwide for the quarter. There were 75 net openings worldwide for the first six months of 2007.  Our total domestic development pipeline as of July 1, 2007 included approximately 330 restaurants scheduled to open over the next nine years.

At July 1, 2007, there were 3,090 Papa John’s restaurants (614 company-owned and 2,476 franchised) operating in all 50 states and 27 countries. The company-owned unit count includes 119 restaurants operated in majority-owned domestic joint venture arrangements, the operating results of which are fully consolidated into the company’s results.

Acquisition / Disposition Activity

During the second quarter, the company completed the acquisition of 13 franchised Papa John’s restaurants in Georgia. The purchase price, which was paid in cash, was $7.4 million, of which approximately $6.5 million was recorded as goodwill.

Effective July 2, 2007, the company acquired 31 franchised Papa John’s restaurants located in Missouri and Kansas. The purchase price of $10.2 million, of which approximately $7.4 million was recorded as goodwill, was paid in cash and is subject to post-closing adjustments. Effective July 30, 2007, the company acquired 11 franchised Papa John’s restaurants located in the Washington D.C. area through our 70% owned joint venture, Colonel’s Limited, LLC. The purchase price was $6.1 million, which was paid in cash and is subject to post-closing adjustments, of which approximately $4.7 million was recorded as goodwill.

International Update

A total of 18 restaurants were opened in international markets during the second quarter of 2007, of which eight were located in our fastest-growing markets, Korea and China. In addition, our new franchisee in Mexico City opened its first restaurant during the quarter and recently entered into an agreement to open a Papa John’s restaurant in the Mexico City airport in late 2007.

As of July 1, 2007, the company had a total of 121 corporate and franchised restaurants open in Korea and China and contractual agreements for an additional 369 Papa John’s franchised restaurants to be opened in those countries over the next seven years. Our total international development pipeline as of July 1, 2007 included approximately 800 restaurants scheduled to open over the next nine years.

Share Repurchase Activity

The company repurchased approximately 343,000 shares of its common stock at an average price of $29.90 per share, or a total of $10.3 million, during the second quarter of 2007, and 1.2 million shares of its common stock at an average price of $29.29 per share, or a total of $35.8 million, during the first six months of 2007. A total of 465,000 and 647,000 shares of common stock were issued upon the exercise of stock options for the three- and six-month periods ended July 1, 2007. Subsequent to the second quarter 2007, through August 1, 2007, the company repurchased an additional $7.2 million of common stock (249,000 shares at an average price of $28.85 per share).

As a result, there were 30.6 million diluted weighted average shares outstanding for the second quarter of 2007 as compared to 33.3 million for the same period in 2006. Approximately 30.1 million actual shares of the company’s common stock were outstanding as of July 1, 2007. The company’s board of directors has authorized the repurchase of up to an aggregate $675 million of common stock through December 30, 2007. Since the inception of the repurchase program in 1999, through July 1, 2007, the company has repurchased approximately 39.3 million shares at a total cost of $638.0 million (average price of $16.22 per share).

The company’s share repurchase activity increased earnings per diluted share from continuing operations by $0.02 for the six-month period ended July 1, 2007 (no impact on the second quarter of 2007).

2007 Earnings Guidance Updated

The company today increased its previously disclosed earnings per share guidance for 2007 from the range of $1.52 to $1.58, excluding any potential impact from the required consolidation of BIBP, to a range of $1.56 to $1.60. The increase in the projected earnings per share guidance for 2007 is due to our second quarter results which exceeded our previous expectations.

The following table compares certain key operating assumptions included in the updated earnings guidance to the assumptions used in the original guidance provided on December 7, 2006 (excludes the consolidation of BIBP):

	Actual Results	Original	Updated
	through	2007	2007
	July 1, 2007	Guidance	Guidance

Domestic system-wide comparable sales	-0.40%	1.5% to 2.5%	-1.0% to 1.0%

Worldwide net unit growth	75 units	225 to 250 units	210 to 230 units

General and administrative expenses	$50.6 million	$118 to $119 million	$102 to $104 million

International operating losses	$4.4 million	$8.5 to $9.0 million	$8.5 to $9.0 million

Consolidated operating income	8.3%	7.7% to 8.0%	8.0% to 8.2%

Net interest expense(a)	$2.5 million	$2.0 to $3.0 million	$4.8 to $5.2 million

Capital expenditures	$16.4 million	$50 million	$40 to $45 million

Average number of diluted shares(a)	30.6 million	31.6 to 31.9 million	30.2 to 30.5 million

(a)             Updated 2007 guidance is the result of increased share repurchase activity as compared to original projections.

Our determination of our updated earnings guidance for 2007 also includes consideration of the following factors:

•                              The negative impact on our domestic company-owned restaurant operations from recently enacted federal and state legislation for minimum wage, which is estimated to reduce pre-tax earnings approximately $2.7 million for the last six months of 2007 (representing a 1.0% decrease in margin for the domestic company-owned restaurant business segment and a 0.5% decrease in consolidated margin).

•                              The impact from the continued upward pressure on commodity prices, including the BIBP formula price for cheese, is estimated to reduce company-owned restaurant operating income approximately $1.3 million for the last six months of 2007 (representing a 0.5% decrease in margin for the domestic company-owned restaurant business segment and a 0.25% decrease in consolidated margin).

•                              A number of other factors that are expected to negatively impact the pizza category, including macroeconomic issues potentially impacting consumer confidence such as increased fuel and energy costs, and increased mortgage interest rates and the related downward trend in housing prices.

Forward-Looking Statements

Except for historical information, this announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect management’s expectations based upon currently available information and data; however, actual results are subject to future events and uncertainties, which could cause actual results to materially differ from those projected in these statements. Certain factors that can cause actual results to materially differ include: the uncertainties associated with litigation; changes in pricing or other marketing or promotional strategies by competitors, which may adversely affect sales; new product and concept developments by food industry competitors; the ability of the company and its franchisees to meet planned growth targets and operate new and existing restaurants profitably; general economic conditions; increases in or sustained high cost levels of food, paper, utilities, fuel, employee compensation and benefits, insurance and similar costs; the ability to obtain ingredients from alternative suppliers, if needed; health- or disease-related disruptions or consumer concerns about commodities supplies; the selection and availability of suitable restaurant locations; negotiation of suitable lease or financing terms; constraints on permitting and construction of restaurants; local governmental agencies’ restrictions on the sale of certain food products; higher-than-anticipated construction costs; the hiring, training and retention of management and other personnel; changes in consumer taste, demographic trends, traffic patterns and the type, number and location of competing restaurants; franchisee relations; the possibility of impairment charges if our United Kingdom operations or recently acquired restaurants perform below our expectations; federal and state laws governing such matters as wages, benefits, working conditions, citizenship requirements and overtime, including legislation to further increase the federal and state minimum wage; and labor shortages in various markets resulting in higher required wage rates. The above factors might be especially harmful to the financial viability of franchisees or company-owned operations in under-penetrated or emerging markets, leading to greater unit closings than anticipated. Increases in projected claims losses for the company’s self-insured coverage or within the captive franchise insurance program could have a significant impact on our operating results. Additionally, domestic franchisees are only required to purchase seasoned sauce and dough from our quality control centers (QC Centers) and changes in purchasing practices by domestic franchisees could adversely affect the financial results of our QC Centers. Our international operations are subject to additional factors, including political and health conditions in the countries in which the company or its franchisees operate; currency regulations and fluctuations; differing business and social cultures and consumer preferences; diverse government regulations and structures; ability to obtain high-quality ingredients and other commodities in a cost-effective manner; and differing interpretation of the obligations established in franchise agreements with international franchisees. Further information regarding factors that could affect the company’s financial and other results is included in the company’s Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.

Conference Call

A conference call is scheduled for August 8, 2007 at 10:00 EDT to review second quarter earnings results. The call can be accessed from the company’s web page at www.papajohns.com in a listen-only mode, or dial 800-487-2662 (pass code 4893014) for participation in the question and answer session. International participants may dial 706-679-8452 (pass code 4893014).

The conference call will be available for replay beginning August 8, 2007, at approximately noon through August 15, 2007, at midnight EDT. The replay can be accessed from the company’s web page at www.papajohns.com or by dialing 800-642-1687 (pass code 4893014). International participants may dial 706-645-9291 (pass code 4893014).

Summary Financial Data

Papa John’s International, Inc.

(Unaudited)

	Three Months Ended		Six Months Ended
	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006
	(In thousands, except per share amounts)

Revenues	$256,256	$241,593	$516,880	$483,942

Income from continuing operations before income taxes(1)	$11,110	$24,232	$31,823	$49,015

Net income	$7,009	$15,266	$20,164	$31,268

Earnings per share - assuming dilution	$0.23	$0.46	$0.66	$0.93

Weighted average shares outstanding -assuming dilution	30,600	33,309	30,623	33,632

EBITDA(A)	$20,037	$31,102	$49,818	$62,871

(1)             See information below on a reporting unit basis that separately identifies the impact of consolidating VIEs on income from continuing operations before income taxes.

The following is a summary of our income (loss) from continuing operations before income taxes:

Domestic company-owned restaurants	$7,535	$8,149	$15,750	$17,450
Domestic commissaries	7,917	8,512	17,931	15,865
Domestic franchising	12,065	12,737	25,108	25,751
International	(2,032)	(2,418)	(4,352)	(4,759)
VIEs, primarily BIBP	(8,257)	6,303	(8,663)	11,692
All others	1,679	1,218	2,724	2,717
Unallocated corporate expenses	(7,486)	(9,936)	(15,781)	(18,818)
Elimination of intersegment profits	(311)	(333)	(894)	(883)
Income from continuing operations before income taxes	$11,110	$24,232	$31,823	$49,015

The following is a reconciliation of EBITDA to net income:

EBITDA(A)	$20,037	$31,102	$49,818	$62,871
Income tax expense	(4,101)	(8,966)	(11,659)	(18,136)
Net interest	(1,338)	(267)	(2,511)	(692)
Depreciation and amortization	(7,589)	(6,603)	(15,484)	(13,164)
Income from discontinued operations, net of tax	—	—	—	389
Net income	$7,009	$15,266	$20,164	$31,268

(A)                                 Management considers EBITDA to be a meaningful indicator of operating performance from continuing operations before depreciation, amortization, net interest and income taxes. EBITDA provides us with an understanding of one aspect of earnings before the impact of investing and financing transactions and income taxes. While EBITDA should not be construed as a substitute for net income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with accounting principles generally accepted in the United States (GAAP), it is included herein to provide additional information with respect to the ability of the company to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not necessarily a measure of the company’s ability to fund its cash needs and it excludes components that are significant in understanding and assessing our results of operations and cash flows. In addition, EBITDA is not a term defined by GAAP and as a result our measure of EBITDA might not be comparable to similarly titled measures used by other companies. The above EBITDA calculation includes the operating results of BIBP Commodities, Inc., a variable interest entity.

*   *   *   *

For more information about the company, please visit www.papajohns.com.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended		Six Months Ended
	July 1, 2007	June 25, 2006	July 1, 2007	June 25, 2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In thousands, except per share amounts)
Revenues:
Domestic:
Company-owned restaurant sales	$119,633	$105,424	$241,677	$212,164
Variable interest entities restaurant sales	1,602	2,691	3,289	5,137
Franchise royalties	13,746	13,964	28,198	28,202
Franchise and development fees	541	593	1,303	1,181
Commissary sales	96,224	100,968	196,423	203,660
Other sales	17,355	12,202	31,846	23,072
International:
Royalties and franchise and development fees	2,223	1,839	4,671	3,296
Restaurant and commissary sales	4,932	3,912	9,473	7,230
Total revenues	256,256	241,593	516,880	483,942

Costs and expenses:
Domestic Company-owned restaurant expenses:
Cost of sales	25,829	19,650	50,917	40,528
Salaries and benefits	35,928	31,252	72,872	62,753
Advertising and related costs	11,159	9,821	22,062	19,013
Occupancy costs	7,520	6,364	14,809	12,526
Other operating expenses	16,411	13,774	32,804	27,577
Total domestic Company-owned restaurant expenses	96,847	80,861	193,464	162,397

Variable interest entities restaurant expenses	1,352	2,224	2,731	4,331

Domestic commissary and other expenses:
Cost of sales	80,944	81,866	162,719	165,409
Salaries and benefits	9,006	7,851	17,804	15,316
Other operating expenses	11,147	11,282	22,145	22,422
Total domestic commissary and other expenses	101,097	100,999	202,668	203,147

Loss (income) from the franchise cheese-purchasing program, net of minority interest	6,277	(5,189)	6,178	(9,765)
International operating expenses	4,426	3,883	8,464	7,306
General and administrative expenses	25,221	26,386	50,621	50,630
Minority interests and other general expenses	999	1,327	2,936	3,025
Depreciation and amortization	7,589	6,603	15,484	13,164
Total costs and expenses	243,808	217,094	482,546	434,235

Operating income from continuing operations	12,448	24,499	34,334	49,707
Net interest	(1,338)	(267)	(2,511)	(692)
Income from continuing operations before income taxes	11,110	24,232	31,823	49,015
Income tax expense	4,101	8,966	11,659	18,136

Income from continuing operations	7,009	15,266	20,164	30,879
Income from discontinued operations, net of tax	—	—	—	389
Net income	$7,009	$15,266	$20,164	$31,268

Basic earnings per common share:
Income from continuing operations	$0.23	$0.47	$0.67	$0.94
Income from discontinued operations, net of tax	—	—	—	0.01
Basic earnings per common share	$0.23	$0.47	$0.67	$0.95

Earnings per common share - assuming dilution:
Income from continuing operations	$0.23	$0.46	$0.66	$0.92
Income from discontinued operations, net of tax	—	—	—	0.01
Earnings per common share - assuming dilution	$0.23	$0.46	$0.66	$0.93

Basic weighted average shares outstanding	30,054	32,589	30,059	32,855
Diluted weighted average shares outstanding	30,600	33,309	30,623	33,632

Papa John’s International, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	July 1,	December 31,
	2007	2006
	(Unaudited)	(Note)
	(In thousands)

Assets
Current assets:
Cash and cash equivalents	$19,933	$12,979
Accounts receivable	21,495	23,326
Inventories	24,936	26,729
Prepaid expenses	9,407	7,779
Other current assets	6,557	7,368
Deferred income taxes	7,507	6,362
Total current assets	89,835	84,543

Investments	583	1,254
Net property and equipment	199,723	197,722
Notes receivable	14,287	12,104
Deferred income taxes	5,997	1,643
Goodwill	74,580	67,357
Other assets	17,577	15,016
Total assets	$402,582	$379,639

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$26,804	$29,202
Income and other taxes	13,294	15,136
Accrued expenses	53,246	57,233
Current portion of debt	10,775	525
Total current liabilities	104,119	102,096

Unearned franchise and development fees	7,211	7,562
Long-term debt, net of current portion	116,009	96,511
Other long-term liabilities	28,238	27,302
Total liabilities	255,577	233,471

Total stockholders’ equity	147,005	146,168
Total liabilities and stockholders’ equity	$402,582	$379,639

Note:

The balance sheet at December 31, 2006 has been derived from the audited consolidated financial statements at that date, but does not include all information and footnotes required by accounting principles generally accepted in the United States for a complete set of financial statements.

Papa John’s International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Six Months Ended
	July 1, 2007	June 25, 2006
	(Unaudited)	(Unaudited)
	(In thousands)
Operating activities
Net income	$20,164	$31,268
Results from discontinued operations (net of income taxes)	—	(389)
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for uncollectible accounts and notes receivable	1,034	1,887
Depreciation and amortization	15,484	13,164
Deferred income taxes	(5,709)	212
Stock-based compensation expense	1,855	1,882
Excess tax benefit related to exercise of non-qualified stock options	(3,025)	(4,500)
Other	3,260	3,556
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	1,048	(2,274)
Inventories	1,785	1,586
Prepaid expenses	(1,723)	1,156
Other current assets	908	(218)
Other assets and liabilities	(892)	(4,885)
Accounts payable	(2,437)	(3,709)
Income and other taxes	(1,228)	(430)
Accrued expenses	(3,929)	(354)
Unearned franchise and development fees	(351)	(747)
Net cash provided by operating activities from continuing operations	26,244	37,205
Operating cash flows from discontinued operations	—	414
Net cash provided by operating activities	26,244	37,619

Investing activities
Purchase of property and equipment	(16,433)	(14,068)
Proceeds from sale of property and equipment	27	26
Purchase of investments	—	(2,014)
Proceeds from sale or maturity of investments	671	4,472
Loans issued	(4,263)	(4,616)
Loan repayments	2,029	6,410
Acquisitions	(8,615)	(1,200)
Proceeds from divestiture of restaurants	632	—
Net cash from continuing operations used in investing activities	(25,952)	(10,990)
Proceeds from divestiture of discontinued operations	—	8,020
Net cash used in investing activities	(25,952)	(2,970)

Financing activities
Net proceeds (repayments) from line of credit facility	19,500	(13,500)
Net proceeds from short-term debt - variable interest entities	10,250	3,800
Excess tax benefit related to exercise of non-qualified stock options	3,025	4,500
Proceeds from exercise of stock options	10,323	10,450
Acquisition of Company common stock	(35,827)	(51,728)
Other	(675)	172
Net cash provided by (used in) financing activities	6,596	(46,306)

Effect of exchange rate changes on cash and cash equivalents	66	53
Change in cash and cash equivalents	6,954	(11,604)
Cash and cash equivalents at beginning of period	12,979	22,098

Cash and cash equivalents at end of period	$19,933	$10,494

Restaurant Progression

Papa John’s International, Inc.

	Second Quarter Ended July 1, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	586	8	2,086	364	3,044
Opened	9	—	38	18	65
Closed	(2)	—	(15)	(2)	(19)
Acquired	13	—	—	—	13
Sold	—	—	(13)	—	(13)
End of Period	606	8	2,096	380	3,090

	Second Quarter Ended June 25, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	506	3	2,101	314	2,924
Opened	4	—	36	28	68
Closed	—	—	(12)	(20)	(32)
Acquired	—	3	—	—	3
Sold	—	—	—	(3)	(3)
End of Period	510	6	2,125	319	2,960

Restaurant Progression

Papa John’s International, Inc.

	Six Months Ended July 1, 2007
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	577	11	2,080	347	3,015
Opened	13	—	60	36	109
Closed	(2)	—	(26)	(6)	(34)
Acquired	19	—	1	3	23
Sold	(1)	(3)	(19)	—	(23)
End of Period	606	8	2,096	380	3,090

	Six Months Ended June 25, 2006
	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Papa John’s restaurants
Beginning of period	502	2	2,097	325	2,926
Opened	6	1	56	40	103
Closed	(1)	—	(25)	(43)	(69)
Acquired	3	3	—	—	6
Sold	—	—	(3)	(3)	(6)
End of Period	510	6	2,125	319	2,960

	Corporate		Franchised
	Domestic	Int’l	Domestic	Int’l	Total
Perfect Pizza restaurants
Beginning of period	—	—	—	112	112
Closed	—	—	—	(3)	(3)
Sold	—	—	—	(109)	(109)
End of Period	—	—	—	—	—

Note:  The PJUK Perfect Pizza operations were sold in March 2006.